FieldPoint Petroleum Reports on Progress of Well #2 in Lea County, New Mexico.

DCP MidStream Pipeline Repair Anticipated

Austin, TX (PRNewswire) August 23 2012 FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today that the Company and its drilling partner Cimarex Energy Co., www.cimarex.com, have elected to complete the East Lusk Federal 15 well #2 in the Bone Spring Formation and plan to frac the well within approximately 10 days.

FieldPoint’s President and CEO, Ray Reaves, stated, “On August 20, 2012 the Company signed a casing point election to proceed with the completion of our second well in the East Lusk 15 Federal property.  We expect that it will take two or three days to complete the fracture stimulation.”

As previously disclosed, the #1 well on this lease has been shut-in because of the DCP midstream gas sales pipeline curtailment.  Recently received news leads us to anticipate that the repairs to the pipeline could be complete within approximately one week and production will resume.

Mr. Reaves concluded with, “Our shareholders are aware that well #1 on this property was our first participation in a horizontal drilling project.  At this point, I would have to say that we are very glad that we did, and that we partnered with Cimarex.  As in the past, we will attempt to keep our shareholders up to date as progress is made with the completion of our second horizontally drilled well #2.”

FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two wells.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).